EXHIBIT 4.1

SEE RESTRICTIVE LEGEND ON REVERSE SIDE

X

XXX
Series B
Convertible Preferred

GEOVAX LABS, INC.

Incorporated Under the Laws of the State of Delaware

Authorized 1,650 Series B Convertible Preferred shares, $.01 Par Value

Brio Capital Master Fund Ltd.

XXXXXXXXXXXXX (XXX)

of the Series B Convertible Preferred Stock of the above corporation, which are fully paid and non-assessable and

XXth XXXXXXX XXXX

ROBERT T. MCNALLY, President

MARK W. REYNOLDS, Secretary

WCSR 31555339v1

The Corporation will furnish without charge to each stockholder who so requests the powers, designation, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. The number of shares represented by this certificate may be less than the number set forth on the face as a result of conversion of shares. The Corporation will confirm the number of shares represented by this certificate upon written request mad by the record holder.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL AND STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL AND STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER, EXEMPT FROM, OR OTHERWISE IN COMPLIANCE WITH THE FEDERAL AND STATE SECURITIES LAWS, AS TO WHICH THE ISSUER HAS RECEIVED SUCH ASSURANCES AS THE ISSUER MAY REQUEST, WHICH MAY INCLUDE, A SATISFACTORY OPINION OF ITS COUNSEL.